EXHIBIT 2.3

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 27, 2004, pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), between ARCHIPELAGO HOLDINGS, L.L.C., a Delaware limited liability company (“Archipelago LLC”), and GAP ARCHA HOLDINGS, INC., a Delaware corporation (“GAP”).

RECITALS

WHEREAS, the Board of Managers of Archipelago LLC has determined in accordance with Sections 3.3 and 9.12 of the Ninth Amended and Restated Limited Liability Company Agreement of Archipelago LLC, dated as of November 12, 2003, as amended by Amendment No. 1 thereto (the “LLC Agreement”), that conditions are favorable for Archipelago LLC to make an initial public offering (the “IPO”) and that Archipelago LLC should be reorganized as a Delaware corporation.

WHEREAS, in accordance with Section 9.12 of the LLC Agreement, the Board of Managers of Archipelago LLC has determined that Archipelago LLC should be converted into a Delaware corporation (the “Successor Corporation” to be named “Archipelago Holdings, Inc.”) pursuant to Section 18-216 of the LLC Act and Section 265 of the DGCL by filing a certificate of conversion (the “Certificate of Conversion”) and a certificate of incorporation (the “Certificate of Incorporation” and, together with the Certificate of Conversion, the “Certificates”) with the Secretary of State of the State of Delaware (the filing and effectiveness of such Certificates, the “Conversion”) and, as part of the formation of the Successor Corporation, that GAP should merge (the “Merger”) with and into the Successor Corporation.

WHEREAS, the parties hereto have executed and delivered this Agreement prior to the initial filing of the registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with the IPO.

WHEREAS, subject to the terms and conditions contained in this Agreement, each of the parties hereto desire to effect the Merger as hereinafter specified with the Successor Corporation being the surviving corporation.

AGREEMENT

NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:

1. Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), GAP shall be merged with and into the Successor Corporation, and the separate legal existence of GAP shall cease and the Successor Corporation shall be the surviving entity

(sometimes hereinafter referred to as the “Surviving Corporation”). The Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and under Section 351 of the Code.

(b) The merger shall have the effects set forth in the DGCL.

2. Conversion of Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of GAP which is issued and outstanding immediately prior to the Effective Time (each, a “GAP Share”) shall be cancelled, by virtue of the Merger, automatically and without any action on the part of the holder thereof, and each GAP Shareholder shall receive a pro rata portion (based upon the holder’s proportionate ownership interest in GAP at the Effective Time) of newly issued shares (the “Merger Consideration”) of common stock, par value $0.01 per share, of the Successor Corporation (“Successor Corporation Common Stock”), the total number of which shall be equal to the number of shares of Successor Corporation Common Stock issued to GAP in the Conversion. The GAP Shares so cancelled shall cease to exist, and each holder of any such GAP Share as recorded in the books of GAP shall thereafter cease to have any rights with respect to such GAP Share, except the right to receive the Merger Consideration for such GAP Share upon the Effective Time. Simultaneously therewith, the shares of Successor Corporation Common Stock owned by GAP shall be cancelled automatically and without any action on the part of GAP and shall cease to exist. The Successor Corporation shall continue to be governed by the laws of the State of Delaware, and the separate legal existence of the Successor Corporation with all its rights, privileges, immunities, powers and purposes shall continue unaffected by the Merger.

3. Effective Time. A certificate of merger shall be filed with the Secretary of State of the State of Delaware after the Conversion and prior to the effectiveness of the registration statement filed to register the Successor Corporation Common Stock offered in the IPO. The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such other time as the parties may agree and as shall be stated in such certificate of merger (the “Effective Time”).

4. Certificate of Incorporation; By-laws; Board of Directors. The certificate of incorporation and by-laws of the Successor Corporation, as in effect immediately prior to the Effective Time (in each case, as the same may have been amended or restated between the date of this Agreement and the Effective Time), shall be the certificate of incorporation and by-laws of the Surviving Corporation, in each case until duly amended as provided therein or by applicable law. The directors of the Successor Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

5. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to effect the Merger is subject to:

(a) prior to the date hereof or concurrently herewith, (i) approval and adoption of this Agreement and authority duly given by resolutions adopted by the Board of Managers of Archipelago LLC; (ii) approval and adoption of this Agreement and authority duly given by resolutions adopted by the Board of Directors of GAP and the consent of all of its stockholders; and (iii) receipt by Archipelago LLC of the representations and warranties set forth on Annex A from each of General Atlantic Partners 77, L.P., a Delaware limited partnership, GAP Coinvestment Partners II, L.P., a Delaware limited partnership, GapStar, LLC, a Delaware limited liability company, GAPCO GmbH & Co. KG, a German limited partnership, and GAP-W Holdings, L.P., a Delaware limited partnership (together, the “GAP Shareholders”);

(b) the consummation of the Conversion;

(c) approval and adoption of this Agreement and authority duly given by resolutions adopted by the Board of Directors of the Successor Corporation and the consent of a majority of its stockholders; and

(d) the making of all necessary filings and the expiration or earlier termination of all applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

6. Plan of Reorganization. Assuming the consummation of the IPO or assuming the preferred stock received in the Exchange contemplated by Section 9.12(d) of the LLC Agreement contains no provision covered by Section 351(g)(2)(A) of the Code, this Agreement is intended to constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Assuming the consummation of the IPO or assuming the preferred stock received in the Exchange contemplated by Section 9.12(d) of the LLC Agreement contains no provision covered by Section 351(g)(2)(A) of the Code, following the Effective Time, and consistent with any such consent, neither the Successor Corporation nor any of its subsidiaries or affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

7. Certain Representations and Warranties of GAP. GAP represents and warrants to Archipelago LLC that, as of the date hereof and the Effective Time:

(i) it is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii) it has full right, power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement;

(iii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized, and no further proceedings on the part of GAP are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement has been duly executed by GAP;

(iv) this Agreement constitutes the valid and binding obligation of GAP, enforceable against GAP in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity);

(v) neither the execution and delivery of this Agreement by GAP nor the consummation of the transactions contemplated hereby conflicts with or results in a breach of any of the terms, conditions or provisions of any agreement or instrument to which GAP is a party or by which assets of GAP are bound (including without limitation the organizational documents of GAP), or constitutes a default under any of the foregoing or violates any law or regulation;

(vi) other than as contemplated by this Agreement (including, without limitation, the conditions set forth in Section 5(d) hereof), GAP has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities, and any other person, if any, required to permit GAP to enter into this Agreement and to consummate the transactions contemplated hereby;

(vii) there are no actions, suits or proceedings pending or, to GAP’s knowledge, threatened against or affecting GAP or the assets of GAP in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality;

(viii) the performance of the Merger as provided herein will not violate any order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which GAP is subject;

(ix) GAP does not have and is not subject to any liabilities, whether actual, accrued or contingent, other than such liabilities arising solely out of GAP’s ownership of an interest in Archipelago LLC and its affiliates;

(x) the property that GAP transfers to the Successor Corporation pursuant to the Merger will not be subject to any liability incurred, assumed or guaranteed by GAP;

(xi) none of the property that GAP will transfer to the Successor Corporation pursuant to the Merger was received by GAP as part of a plan of liquidation of another corporation;

(xii) GAP will not retain any rights in any property that GAP transfers to the Successor Corporation pursuant to the Merger;

(xiii) there is presently no indebtedness outstanding between Archipelago LLC and GAP, and, as of the Effective Time, there will be no such indebtedness between the Successor Corporation and GAP created pursuant to the

Merger or as a result of the transactions consummated pursuant to this Agreement;

(xiv) GAP is a party to the Merger, and is participating in the Merger and the transactions to be consummated pursuant to this Agreement for a valid business reason unrelated to taxes;

(xv) GAP is not under the jurisdiction of a court in a bankruptcy, receivership, foreclosure or similar proceeding in a U.S. federal or state court;

(xvi) assuming the consummation of the IPO or assuming the preferred stock received in the Exchange contemplated by Section 9.12(d) of the LLC Agreement contains no provision covered by Section 351(g)(2)(A) of the Code, GAP will treat the Merger as a transaction governed by Section 368 of the Code, for all tax purposes; and

(xvii) as of the date hereof, the GAP Shareholders (other than GAP-W Holdings, L.P., a Delaware limited partnership) and GAP-W, LLC, a Delaware limited liability company, constitute all of the equity holders of GAP, and as of the Effective Time, the GAP Shareholders shall constitute all of the equity holders of GAP.

8. Certain Representations and Warranties of Archipelago LLC. Archipelago LLC represents and warrants to GAP that, as of the date hereof, the Effective Time and the date of the consummation of the IPO:

(i) it is duly formed, validly existing and in good standing under the laws of the State of Delaware;

(ii) it has full right, power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement;

(iii) other than as contemplated by this Agreement (including, without limitation, the conditions set forth in Section 5(a), (b) and (c) hereof), the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized, and no further proceedings on the part of Archipelago LLC are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement has been duly executed by Archipelago LLC;

(iv) this Agreement constitutes the valid and binding obligation of Archipelago LLC, enforceable against Archipelago LLC in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity);

(v) neither the execution and delivery of this Agreement by Archipelago LLC nor the consummation of the transactions contemplated hereby conflicts with or results in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Archipelago LLC is a party or by which assets of Archipelago LLC are bound (including without limitation the organizational documents of Archipelago LLC), or constitutes a default under any of the foregoing or violates any law or regulation;

(vi) other than as contemplated by this Agreement (including, without limitation, the condition set forth in Section 5(d) hereof), Archipelago LLC has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities, and any other person, if any, required to permit Archipelago LLC to enter into this Agreement and to consummate the transactions contemplated hereby;

(vii) there are no actions, suits or proceedings pending or, to Archipelago LLC’s knowledge, threatened against or affecting Archipelago LLC or the assets of Archipelago LLC in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would impair the ability of Archipelago LLC to perform its obligations as provided herein;

(viii) the performance of the Merger as provided herein will not violate any order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which Archipelago LLC is subject;

(ix) the Successor Corporation will be a party to the Merger, and will participate in the Merger and the transactions to be consummated pursuant to this Agreement for a valid business reason unrelated to taxes;

(x) the Successor Corporation will not be an investment company within the meaning of Section 368(a)(2)(F)(iii) or (iv) of the Code;

(xi) assuming the consummation of the IPO or assuming the preferred stock received in the Exchange contemplated by Section 9.12(d) of the LLC Agreement contains no provision covered by Section 351(g)(2)(A) of the Code, the Successor Corporation will treat the Merger as a transaction governed by Section 368 of the Code, for all tax purposes; and

(xii) assuming the consummation of the IPO, as of the Effective Time, neither the Successor Corporation nor any person related to the Successor Corporation (within the meaning of Treasury Regulation section 1.368-1(e)(3)), and no person acting as an intermediary for the Successor Corporation or such related person, will have any plan or intention to purchase, redeem or otherwise acquire any of the Common Stock issued in the Merger.

9. Certain Covenants of GAP. GAP shall use all reasonable efforts to make as promptly as possible all necessary filings required under the HSR Act and facilitate as promptly as possible the expiration or earlier termination of any applicable waiting period (or any extension thereof) required to consummate the Merger under applicable law. GAP shall not take any action, or permit any of its Affiliates to take any action, that shall have the effect of unreasonably delaying, impairing or impeding the receipt of any approval or the expiration or termination of any waiting period described in the first sentence of this Section 9. GAP agrees that it will keep Archipelago LLC apprised of the status of material matters relating to completion of the transactions contemplated hereby. For purposes of this Section 9, “Affiliate” of GAP means any other Person directly or indirectly controlling, controlled by or under common control with GAP. For purposes of the foregoing, (i) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) “Person” means any individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature organized or existing under the laws of any jurisdiction.

10. Certain Covenants of Archipelago LLC. Archipelago LLC hereby covenants and agrees that, upon issuance, the Merger Consideration shall be duly authorized, fully paid and non-assessable. Archipelago LLC further covenants and agrees that, assuming the accuracy of GAP’s representations and warranties in Section 7 of this Agreement and the delivery to Archipelago LLC of and the accuracy, on each of the dates stated therein, of each of the GAP Shareholder’s representations and warranties set forth on Annex A hereto, no registration of the Common Stock, pursuant to the provisions of the U.S. Securities Act of 1933, as amended, or any state securities or “blue sky” laws, will be required by the issuance of the Merger Consideration pursuant to this Agreement.

11. Expenses. Each party to this Agreement will pay all of its own expenses incurred in connection with the Merger, including, without limitation, any expenses in connection with the actions contemplated by Section 5(d).

12. Amendment, Modification or Termination. At any time prior to the Effective Time, this Agreement may be amended, modified or terminated by the Board of Managers of Archipelago LLC or the Board of Directors of the Successor Corporation, only with the written consent of GAP, without the further approval of the stockholders of all or any of the parties hereto. This Agreement shall terminate (i) upon the written agreement of all parties hereto or (ii) automatically without any further action by the parties hereto if the Conversion does not occur by September 30, 2004.

13. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable after the date hereof.

14. Governing Law. All rights and obligations under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

15. Counterparts. This Agreement may be executed (including by facsimile transmission) in two or more separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have caused these presents to be executed by each party hereto as the respective act, deed and agreement of each of said parties, as of the date first written above.

ARCHIPELAGO HOLDINGS, L.L.C.

By:	/s/ Kevin J.P. O’Hara
	Name:	Kevin J.P. O’Hara
	Title:	Chief Administrative Officer and General Counsel

GAP ARCHA HOLDINGS, INC.

By:	/s/ Matthew Nimetz
	Name:	Matthew Nimetz
	Title:	Vice President

By his signature below, the undersigned certifies that this Agreement and Plan of Merger was duly authorized and approved by the Board of Directors of Archipelago Holdings, Inc. and thereafter was duly approved and adopted by at least a majority of the outstanding stock thereof entitled to vote thereon by unanimous written consent as of the date indicated opposite such signature.

Date:
Name:
Title:

By his signature below, the undersigned certifies that this Agreement and Plan of Merger was duly authorized and approved by the Board of Directors of GAP Archa Holdings, Inc. and thereafter was duly approved and adopted by the holders of all of the outstanding stock thereof entitled to vote thereon by unanimous written consent as of the date indicated opposite such signature.   Date:   2/27/04

Date:	2/27/04	/s/ Matthew Nimetz
		Name:	Matthew Nimetz
		Title:	Vice President

Note: Schedules and similar attachments have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.